Contact:	News Release
John Byczkowski, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7085 (office) or 513.382.7615 (cell)	July 29, 2019

FHLB CINCINNATI ANNOUNCES SECOND QUARTER 2019 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the second quarter ended June 30, 2019. The FHLB expects to file its second quarter 2019 Form 10-Q with the Securities and Exchange Commission on or about August 8, 2019.
The FHLB is a AA+ rated wholesale cooperative bank owned by 643 member financial institutions. The FHLB supports housing finance and community development by lending to a diverse membership base including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. It annually sets aside a portion of its profits for grants supporting affordable housing, and since 1990 has awarded more than $718 million in subsidies towards the creation of approximately 91,000 units of affordable housing.

Operating Results and Profitability

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For the second quarter, net income was $64 million and return on average equity (ROE) was 5.09 percent. This compares to net income of $85 million and ROE of 6.15 percent for the same period of 2018. For the first six months of 2019, net income was $137 million and ROE was 5.34 percent, compared to net income of $168 million and ROE of 6.19 percent for the same period of 2018.

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Net interest income was lower in both comparison periods primarily due to a decrease in Advance balances and lower spreads earned on Advances. Additionally, non-interest income (loss) was lower in the year-to-date comparison due to decreases in the fair values of certain derivatives and other financial instruments carried at fair value.

Dividend

▪	The FHLB paid its stockholders a cash dividend on June 20, 2019 at a 5.50 percent annualized rate, which is 2.99 percentage points above the second quarter average 3-month LIBOR.
Housing and Community Investment

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The FHLB's net income for the first six months of 2019 resulted in an accrual of $16 million to the Affordable Housing Program (AHP) pool of funds available to members. These funds assist members in serving very low-, low-, and moderate-income households and community economic development.

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In addition to the required AHP assessment, the FHLB awarded nearly $2.3 million in the first six months of 2019 through its two voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

Balance Sheet Highlights

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During the first six months of 2019, the FHLB fulfilled its mission by providing readily available and competitively priced wholesale funding to its member financial institutions as well as providing access to the secondary mortgage market through the Mortgage Purchase Program.

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Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit, and the Mortgage Purchase Program – was $69.3 billion at June 30, 2019, a decrease of $10.9 billion (14 percent) from year-end 2018. The decline in Mission Asset Activity was driven by lower Advance balances.

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The balance of investments at June 30, 2019 was $42.4 billion, an increase of $8.8 billion (26 percent) from year-end 2018. The increase in investments was driven by higher liquidity investments. The investments balance at the end of the second quarter included $15.3 billion of mortgage-backed securities and $27.1 billion of other investments, which were mostly held for liquidity.

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The FHLB exceeded all minimum regulatory capital and liquidity requirements. On June 30, 2019, GAAP capital was $4.8 billion, a decrease of nine percent from year-end 2018, which primarily resulted from the repurchase of excess capital stock. The GAAP and regulatory capital-to-assets ratios were 5.01 percent and 5.05 percent, respectively, at June 30, 2019. Retained earnings grew one percent in the first six months of 2019 to end the quarter at $1.0 billion.

About the FHLB

The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to, the effects of economic and financial conditions, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30, 2019	December 31, 2018	Percent Change (2)
Total assets	$96,424	$99,203	(3)%
Advances (principal)	42,755	54,872	(22)
Mortgage loans held for portfolio (principal)	10,403	10,272	1
Total investments	42,444	33,614	26
Consolidated Obligations	90,273	92,603	(3)
Mandatorily redeemable capital stock	23	23	(3)
Capital stock	3,806	4,320	(12)
Total retained earnings	1,037	1,023	1
Total capital	4,831	5,330	(9)
Regulatory capital (1)	4,866	5,366	(9)

Capital-to-assets ratio (GAAP)	5.01%	5.37%
Capital-to-assets ratio (Regulatory) (1)	5.05	5.41

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Percent Change (2)	2019	2018	Percent Change (2)
Total interest income	$646	$594	9%	$1,347	$1,118	20%
Total interest expense	549	465	18	1,127	871	29
Net interest income	97	129	(25)	220	247	(11)
Non-interest income (loss)	(3)	(13)	79	(21)	(16)	(26)
Non-interest expense	23	22	6	46	44	3
Affordable Housing Program assessments	7	9	(24)	16	19	(18)
Net income	$64	$85	(24)	$137	$168	(18)

Return on average equity	5.09%	6.15%		5.34%	6.19%
Return on average assets	0.26	0.32		0.27	0.31
Net interest margin	0.40	0.48		0.44	0.46
Annualized dividend rate	5.50	5.75		5.76	5.75
Average 3-month LIBOR	2.51	2.34		2.60	2.13

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.
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